Exhibit 10.1

CHIEF EXECUTIVE OFFICER
FY 2007 GOALS

I.	IMPROVE SAFETY PERFORMANCE

1	Improve IES safety performance as measured by reductions in key safety metrics

2.	STRENGTHEN LEADERSHIP TEAM

1	Focus on building and strengthening leadership capabilities of executive management team

2.	Launch a leadership development program.

3.	DRIVE OPERATIONAL PERFORMANCE IMPROVEMENT

1.	Achieve the FY 2007 Operating Budget for income and cash flow

2.	Track margin improvement and cost reduction impact of Transformation Program in FY 2007 incremental to operating budget.

4.	ESTABLISH CORE BUSINESS PROCESSES

1.	Assess current organizational capabilities and organizational developmental needs; establish succession plan

2.	Complete 3 year Strategic Plan

3	Complete operating plan for FY 2008